UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 13G

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No. 10)*

NVIDIA Corporation

(Name of Issuer)

Common Stock

(Title of Class of Securities)

67066G104

(CUSIP Number)

December 31, 2009

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 67066G104	13G

1.	Name of Reporting Persons Jen-Hsun Huang
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	Citizenship or Place of Organization USA
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 4,377,676(1)
	6.	Shared Voting Power 20,694,704
	7.	Sole Dispositive Power 4,377,676(1)
	8.	Shared Dispositive Power 20,694,704
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 25,072,380(1)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions)		☐
11.	Percent of Class Represented by Amount in Row 9 4.5%
12.	Type of Reporting Person (see instructions) IN

(1)	Includes 4,012,500 shares issuable pursuant to options exercisable within 60 days of December 31, 2009.

Page 2 of 12 pages

CUSIP No. 67066G104	13G

1.	Name of Reporting Persons Lori Huang
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	Citizenship or Place of Organization USA
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 57,500
	6.	Shared Voting Power 20,694,704
	7.	Sole Dispositive Power 57,500
	8.	Shared Dispositive Power 20,694,704
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 20,752,204
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions)		☐
11.	Percent of Class Represented by Amount in Row 9 3.7%
12.	Type of Reporting Person (see instructions) IN

Page 3 of 12 pages

CUSIP No. 67066G104	13G

1.	Name of Reporting Persons Jen-Hsun Huang and Lori Huang, as Co-Trustees of the Jen-Hsun Huang and Lori Huang Trust u/a/d May 1, 1995
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	Citizenship or Place of Organization USA
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 20,694,704
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 20,694,704
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 20,694,704
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions)		☐
11.	Percent of Class Represented by Amount in Row 9 3.7%
12.	Type of Reporting Person (see instructions) OO

Page 4 of 12 pages

CUSIP No. 67066G104	13G

1.	Name of Reporting Persons J. and L. Huang Investments, L.P.
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	Citizenship or Place of Organization USA
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 1,237,239
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 1,237,239
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,237,239
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions)		☐
11.	Percent of Class Represented by Amount in Row 9 0.2%
12.	Type of Reporting Person (see instructions) PN

Page 5 of 12 pages

CUSIP No. 67066G104	13G

1.	Name of Reporting Persons Jen-Hsun Huang 2009 Annuity Trust
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	Citizenship or Place of Organization USA
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 57,500
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 57,500
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 57,500
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions)		☐
11.	Percent of Class Represented by Amount in Row 9 0.0%
12.	Type of Reporting Person (see instructions) OO

Page 6 of 12 pages

CUSIP No. 67066G104	13G

1.	Name of Reporting Persons Lori Lynn Huang 2009 Annuity Trust
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	Citizenship or Place of Organization USA
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 57,500
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 57,500
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 57,500
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions)		☐
11.	Percent of Class Represented by Amount in Row 9 0.0%
12.	Type of Reporting Person (see instructions) OO

Page 7 of 12 pages

Item 1(a).	Name of Issuer:

NVIDIA Corporation

Item 1(b).	Address of Issuer’s Principal Executive Offices:

2701 San Tomas Expressway

Santa Clara, CA 95050

Item 2(a).	Name of Person Filing:	Jen-Hsun Huang

Lori Huang

Jen-Hsun Huang and Lori Huang, as Co-Trustees of the Jen-Hsun Huang and Lori Huang Trust u/a/d May 1, 1995 (“Trust”)

J. and L. Huang Investments, L.P. (“Huang Investments”)

Jen-Hsun Huang 2009 Annuity Trust (“Jen-Hsun Trust”)

Lori Lynn Huang 2009 Annuity Trust (“Lori Lynn Trust”)

Item 2(b).	Address of Principal Business Office or, if none, Residence:

Item 2(c).	Citizenship:	Jen-Hsun Huang	USA

		Lori Huang	USA

		Trust	California

		Huang Investments	California

		Jen-Hsun Trust	California

		Lori Lynn Trust	California

Item 2(d).	Title of Class of Securities: Common Stock, $.001 par value

Item 2(e).	CUSIP Number: 67066G104

Item 3.	If this statement is filed pursuant to §§240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

Not applicable

Item 4.	Ownership

(a)	Amount Beneficially Owned:

	Jen-Hsun Huang	25,072,380	*

	Lori Huang	20,752,204	**

	Trust	20,694,704	***

	Huang Investments	1,237,239	****

	Jen-Hsun Trust	57,500

	Lori Lynn Trust	57,500

(b)	Percent of Class:

	Jen-Hsun Huang	4.5%

	Lori Huang	3.7%

	Trust	3.7%

	Huang Investments	0.2%

	Jen-Hsun Trust	0.0%

	Lori Lynn Trust	0.0%

Page 8 of 12 pages

(c)	Number of shares as to which such person has:

	(i) Sole power to vote or to direct the vote:

	Jen-Hsun Huang	4,377,676	*

	Lori Huang	57,500	**

	Trust	0

	Huang Investments	0

	Jen-Hsun Trust	57,500

	Lori Lynn Trust	57,500

	(ii) Shared power to vote or to direct the vote:

	Jen-Hsun Huang	20,694,704	***

	Lori Huang	20,694,704	***

	Trust	20,694,704	***

	Huang Investments	1,237,239	****

	Jen-Hsun Trust	0

	Lori Lynn Trust	0

	(iii) Sole power to dispose or to direct the disposition of:

	Jen-Hsun Huang	4,377,676	*

	Lori Huang	57,500	**

	Trust	0

	Huang Investments	0

	Jen-Hsun Trust	57,500

	Lori Lynn Trust	57,500

	(iv) Shared power to dispose or to direct the disposition of:

	Jen-Hsun Huang	20,694,704	***

	Lori Huang	20,694,704	***

	Trust	20,694,704	***

	Huang Investments	1,237,239	****

	Jen-Hsun Trust	0

	Lori Lynn Trust	0

*	Includes 4,012,500 shares issuable pursuant to options exercisable within 60 days of December 31, 2009 and 57,500 shares held by the Jen-Hsun Huang 2009 Annuity Trust, of which the Reporting Person is Trustee.
**	Includes 57,500 shares held by Lori Lynn Huang 2009 Annuity Trust, of which the Reporting Person is Trustee.
***	By virtue of their status as co-trustees of the Trust, each of Jen-Hsun Huang and Lori Huang may be deemed to have shared beneficial ownership of the 19,457,465 shares held by the Trust and the 1,237,239 shares held by Huang Investments, which the Trust is a general partner of, and to have shared power to vote or to direct the vote or to dispose of or direct the disposition of such securities.
****	By virtue of their status as co-trustees of the Trust that is a general partner of Huang Investments, each of Jen-Hsun and Lori Huang may be deemed to have shared beneficial ownership of the 1,237,239 shares held by Huang Investments and to have shared power to vote or to direct the vote or to dispose of or direct the disposition of such securities.

Page 9 of 12 pages

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☒.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

Not applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

Not applicable

Item 8.	Identification and Classification of Members of the Group

Not applicable

Item 9.	Notice of Dissolution of a Group

Not applicable

Item 10.	Certification

Not applicable

Page 10 of 12 pages

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 12, 2010

/s/ JEN-HSUN HUANG
Jen-Hsun Huang

/s/ LORI HUANG
Lori Huang

JEN-HSUN HUANG AND LORI HUANG, CO-TRUSTEES OF THE JEN-HSUN HUANG AND LORI HUANG LIVING TRUST U/A/D MAY 1, 1995

/s/ JEN-HSUN HUANG
Jen-Hsun Huang, Trustee

/s/ LORI HUANG
Lori Huang, Trustee

J. AND L. HUANG INVESTMENTS, L.P.

By: Jen-Hsun Huang and Lori Huang, Co-Trustees of The Jen-Hsun Huang and Lori Huang Living Trust u/a/d May 1, 1995

Title: Its General Partner

/s/ JEN-HSUN HUANG
Jen-Hsun Huang, Trustee

/s/ LORI HUANG
Lori Huang, Trustee

JEN-HSUN HUANG 2009 ANNUITY TRUST

/s/ JEN-HSUN HUANG
Jen-Hsun Huang, Trustee

LORI LYNN HUANG 2009 ANNUITY TRUST

/s/ LORI HUANG
Lori Huang, Trustee

EXHIBITS:

A: Joint Filing Agreement

Page 11 of 12 pages

EXHIBIT A

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(l) promulgated pursuant to the Securities Exchange Act of 1934, as amended, the undersigned agree that the attached Schedule 13G is being filed on behalf of each of the undersigned.

February 12, 2010

/s/ JEN-HSUN HUANG
Jen-Hsun Huang

/s/ LORI HUANG
Lori Huang

JEN-HSUN HUANG AND LORI HUANG, CO-TRUSTEES OF THE JEN-HSUN HUANG AND LORI HUANG LIVING TRUST U/A/D MAY 1, 1995

/s/ JEN-HSUN HUANG
Jen-Hsun Huang, Trustee

/s/ LORI HUANG
Lori Huang, Trustee

J. AND L. HUANG INVESTMENTS, L.P.

By: Jen-Hsun Huang and Lori Huang, Co-Trustees of The Jen-Hsun Huang and Lori Huang Living Trust u/a/d May 1, 1995

Title: Its General Partner

/s/ JEN-HSUN HUANG
Jen-Hsun Huang, Trustee

/s/ LORI HUANG
Lori Huang, Trustee

JEN-HSUN HUANG 2009 ANNUITY TRUST

/s/ JEN-HSUN HUANG
Jen-Hsun Huang, Trustee

LORI LYNN HUANG 2009 ANNUITY TRUST

/s/ LORI HUANG
Lori Huang, Trustee

Page 12 of 12 pages